Exhibit 99.1

News Release	GRACO INC. P.O. Box 1441 Minneapolis, MN 55440-1441 NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Wednesday, July 25, 2012	James A. Graner (612) 623-6635

Graco Reports Record Second Quarter Sales

Acquired Businesses Contribute to Results

MINNEAPOLIS, MN (July 25, 2012) - Graco Inc. (NYSE: GGG) today announced results for the quarter and six months ended June 29, 2012.

Summary

$ in millions except per share amounts

	Thirteen Weeks Ended			Twenty-six Weeks Ended
	June 29, 2012	July 1, 2011	% Change	June 29, 2012	July 1, 2011	% Change
Net Sales	$268.2	$234.7	14%	$502.3	$452.3	11%
Net Earnings	34.4	38.1	(10)%	69.7	75.4	(7)%
Diluted Net Earnings per Common Share	$0.56	$0.61	(8)%	$1.13	$1.22	(7)%

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On April 2, 2012, the Company completed the purchase of the finishing businesses of Illinois Tool Works Inc. (the “Finishing Brands” acquisition), including powder (“Powder Finishing”) and liquid (“Liquid Finishing”) equipment operations.

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Sales for the quarter increased 14 percent, including 13 percentage points ($31 million) from the addition of Powder Finishing operations. Year-to-date sales increased 11 percent, with 7 percentage points from Powder Finishing.

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Changes in currency translation rates decreased sales by approximately $7 million for the quarter and $8 million year-to-date, and decreased net earnings by approximately $3 million for both the quarter and year-to-date.

—	Lubrication segment posted double-digit percentage growth in sales and operating earnings for both the quarter and year-to-date.

—	Contractor segment operating earnings increased 9 percent for the quarter and 11 percent year-to-date, on modest increases in sales (2 percent for both the quarter and year-to-date).

—	Costs and expenses related to the acquisition of Finishing Brands included:

–	Non-recurring charges totaling $7 million related to inventory that reduced gross margin percentages for both the quarter and year-to-date.

–	Acquisition expenses included in operating expenses were $7 million for the quarter and $11 million year-to-date, up $5 million and $9 million, respectively, compared to last year.

–	Interest expense increased $4 million for the quarter and $7 million year-to-date.

—	Other expense (income) includes $4 million of dividend income received from the Liquid Finishing business held as a cost-method investment.

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“Across segments and products, business in Europe was soft in the second quarter,” said Patrick J. McHale, Graco’s President and Chief Executive Officer. “On a constant currency basis, European Industrial and Lubrication saw modest growth while our Contractor business declined. The developing markets in Eastern Europe performed well, but that growth was more than offset by negative economic conditions in Western Europe and currency translation. Asia Pacific was also challenging in the second quarter, with significant variability in results between products and countries. Our Contractor business in Asia grew nicely, while our Industrial business declined, with particular softness noted in project activity in China and India. Performance in North America was a bright spot, with solid growth in all segments. Although the macro environment was challenging, I am pleased with the efforts of the worldwide Graco team to push ahead with our key long-term growth initiatives.”

Acquisition

On April 2, 2012, the Company completed the purchase of the finishing businesses of Illinois Tool Works Inc., first announced in April 2011. The acquisition includes Powder Finishing and Liquid Finishing equipment operations, technologies and brands. Results of the Powder Finishing business have been included in the Industrial segment since the date of acquisition.

In December 2011, the United States Federal Trade Commission (“FTC”) filed a formal complaint to challenge the proposed acquisition on the grounds that the addition of the Liquid Finishing business to Graco would be anti-competitive, a position which Graco denied. In March 2012, the FTC issued an order (the “Hold Separate Order”) that allowed the acquisition to proceed to closing on April 2, 2012, subject to certain conditions while it evaluated a settlement proposal from Graco. Pursuant to the Hold Separate Order, the Liquid Finishing business was to be held separate from the rest of Graco’s businesses until the FTC determined which portions, if any, of the Liquid Finishing business Graco must divest.

In May 2012, the FTC issued a proposed decision and order (the “Decision and Order”), subject to a 30-day comment period, which requires Graco to sell the Liquid Finishing business assets no later than 180 days from the date the order becomes final. The FTC has not yet issued its final Decision and Order.

The Company has retained the services of an investment bank to help it market the Liquid Finishing business and identify potential buyers. While it seeks a buyer, Graco must continue to hold the Liquid Finishing business separate from its other businesses and maintain them as viable and competitive. In accordance with the Hold Separate Order, the Liquid Finishing business is managed independently by experienced Liquid Finishing business managers, under the supervision of a trustee appointed by the FTC, who reports directly to the FTC.

Under terms of the Hold Separate Order, the Company does not control the Liquid Finishing business, nor is it able to exert influence over the Liquid Finishing operations. Consequently, the Company’s investment in the Liquid Finishing business has been reflected as a cost-method investment, and its financial results have not been consolidated with those of the Company. Income is recognized based on dividends received from current earnings and is included in other income.

“The Liquid Finishing business continued to perform well in the second quarter, generating sales of $67 million and EBITDA of $13 million, both of which were increases from the prior year, and reflect the positive contributions of the Hold Separate management and employees,” stated Mr. McHale. “Once the final Decision and Order has been issued by the FTC, we will commence a sale process. The process is expected to be completed within the 180 days allowed by the order.”

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Consolidated Results

Sales for the quarter increased 14 percent (17 percent at consistent currency translation rates), including increases of 12 percent in the Americas, 19 percent in Europe (29 percent at consistent translation rates) and 14 percent in Asia Pacific (16 percent at consistent translation rates). Year-to-date sales increased 11 percent (13 percent at consistent translation rates), with increases of 10 percent in the Americas, 11 percent in Europe (18 percent at consistent translation rates) and 12 percent in Asia Pacific.

Sales included $31 million from the Powder Finishing operations acquired at the beginning of April, including $6 million in the Americas, $16 million in Europe and $9 million in Asia Pacific. Sales growth at consistent translation rates and before acquisitions was 7 percent for the quarter in the Americas and down slightly in Europe and Asia Pacific. On the same basis, sales growth was 8 percent year-to-date in the Americas and 3 percent in both Europe and Asia Pacific.

Gross profit margin, expressed as a percentage of sales, was 52 percent for the quarter and 54 percent year-to-date, down 4 percentage points from the second quarter last year and 3 percentage points lower than last year-to-date. Non-recurring purchase accounting effects totaling $7 million related to inventory, reduced the margin rate by approximately 3 percentage points for the quarter and 1½ points year-to date. Unfavorable currency translation effects reduced the margin rate by approximately 1 percentage point for both the quarter and year-to-date.

Total operating expenses increased $13 million for the quarter and $20 million year-to-date. Powder Finishing operations accounted for $8 million of the quarter and year-to-date increases. Acquisition expenses accounted for another $5 million of the increase for the quarter and $9 million of the year-to-date increase.

Interest expense increased $4 million for the quarter and $7 million year-to-date due to higher borrowing levels. Other expense (income) includes $4 million of dividends received from the Liquid Finishing businesses that are required to be held separate from the Company’s other businesses and accounted for as a cost-method investment.

The effective income tax rates of 32 percent for the quarter and 33 percent for the year-to-date are consistent with the comparable periods last year. This year’s rate is reduced by the effect of the investment income from the Liquid Finishing businesses held separate. Last year’s rate was reduced by the effect of the federal R&D credit that is not available in 2012.

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Segment Results

Certain measurements of segment operations are summarized below:

	Thirteen Weeks			Twenty-six Weeks
	Industrial	Contractor	Lubrication	Industrial	Contractor	Lubrication
Net sales (in millions)	$158.2	$82.1	$27.9	$292.3	$154.1	$55.9
Percentage change from last year
Sales	22%	2%	13%	16%	2%	13%
Operating earnings	(5)%	9%	37%	1%	11%	25%
Operating earnings as a percentage of net sales
2012	27%	22%	20%	31%	20%	21%
2011	35%	20%	16%	36%	18%	19%

Industrial segment sales increased 22 percent for the quarter and 16 percent year-to-date, mostly from the addition of Powder Finishing operations. Without Powder Finishing, sales for the quarter increased 6 percent in the Americas, decreased 6 percent in Europe (1 percent increase at consistent translation rates) and decreased 9 percent in Asia Pacific. On the same basis, year-to-date sales increased 9 percent in the Americas, were flat in Europe (6 percent increase at consistent translation rates) and decreased 1 percent in Asia Pacific. Purchase accounting effects related to inventory reduced the operating margin for the quarter by approximately 4 percentage points. Intangibles amortization charges and changes in currency translation also adversely affected operating earnings in the Industrial segment.

Contractor segment sales increased 2 percent for both the quarter and year-to-date, with gains for the quarter of 4 percent in the Americas and 21 percent in Asia Pacific. Contractor sales for the quarter were down 12 percent in Europe (5 percent at consistent translation rates) compared to the second quarter last year. Year-to-date sales increased 3 percent in the Americas, decreased 9 percent in Europe (3 percent at consistent translation rates) and increased 17 percent in Asia Pacific. Product display and store set costs incurred in 2011 were not repeated in 2012, leading to reduced selling, marketing and distribution expenses and improved operating earnings in this segment.

Lubrication segment sales increased 13 percent for both the quarter and year-to-date, with 19 percent growth for the quarter in the Americas. Sales for the quarter were flat in Europe (6 percent increase at consistent translation rates) and in Asia Pacific. Year-to-date, sales increased 16 percent in the Americas, decreased 7 percent in Europe (3 percent at consistent translation rates) and increased 12 percent in Asia Pacific. Higher volume and leveraging of expenses led to improved operating earnings in the Lubrication segment.

Outlook

“We are optimistic that all of our business segments will show organic growth in the second half of 2012 on a constant currency basis, despite headwinds from Western Europe, China and India,” said Mr. McHale. “We expect the demand environment in the Americas to remain favorable in all business segments in the second half. In Europe, continued unfavorable currency translation rates may drive year-over-year growth rates into negative territory. Growth in the developing economies of Asia Pacific, along with continued demand for Contractor and Lubrication products in the region, is expected to more than offset continued softness in industrial project activity in China. We remain focused on executing our core strategies to deliver long-term shareholder returns.”

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Cautionary Statement Regarding Forward-Looking Statements

A forward-looking statement is any statement made in this earnings release and other reports that the Company files periodically with the Securities and Exchange Commission, as well as in press releases, analyst briefings, conference calls and the Company’s Overview report to shareholders, which reflects the Company’s current thinking on market trends and the Company’s future financial performance at the time they are made. All forecasts and projections are forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events.

The Company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 by making cautionary statements concerning any forward-looking statements made by or on behalf of the Company. The Company cannot give any assurance that the results forecasted in any forward-looking statement will actually be achieved. Future results could differ materially from those expressed, due to the impact of changes in various factors. These risk factors include, but are not limited to: economic conditions in the United States and other major world economies, currency fluctuations, political instability, changes in laws and regulations, and changes in product demand. In addition, risk factors related to the Company’s acquisition of the ITW finishing businesses include: whether and when the required regulatory approvals will be obtained, whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, how customers, competitors, suppliers and employees react to the transaction, economic changes in global markets, the extent of the acquired businesses required to be divested, whether the Company will be able to find a suitable purchaser(s) and structure the divestiture on acceptable terms, and whether the Company will be able to complete a divestiture in a time frame that is satisfactory to the Federal Trade Commission. Please refer to Item 1A of, and Exhibit 99 to, the Company’s Annual Report on Form 10-K for fiscal year 2011 (and most recent Form 10-Q) for a more comprehensive discussion of these and other risk factors. These reports are available on the Company’s website at www.graco.com/ir and the Securities and Exchange Commission’s website at www.sec.gov.

Conference Call

Graco management will hold a conference call, including slides via webcast, with analysts and institutional investors on Thursday, July 26, 2012, at 11:00 a.m. ET, to discuss Graco’s second quarter results.

A real-time webcast of the conference call will be broadcast live over the Internet. Individuals wanting to listen and view slides can access the call at the Company’s website at www.graco.com/ir. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

For those unable to listen to the live event, a replay will be available soon after the conference call at Graco’s website, or by telephone beginning at approximately 2:00 p.m. ET on July 26, 2012, by dialing 800-406-7325, Conference ID #4548978, if calling within the U.S. or Canada. The dial-in number for international participants is 303-590-3030, with the same Conference ID #. The replay by telephone will be available through July 30, 2012.

Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com/ir.

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GRACO INC. AND SUBSIDIARIES

Consolidated Statement of Earnings (Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
(in thousands, except per share amounts)	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net Sales	$268,184	$234,663	$502,306	$452,342
Cost of products sold	128,654	102,217	230,597	195,499

Gross Profit	139,530	132,446	271,709	256,843
Product development	12,502	10,354	24,140	20,285
Selling, marketing and distribution	42,547	39,582	80,573	77,065
General and administrative	32,006	24,255	56,552	44,169

Operating Earnings	52,475	58,255	110,444	115,324
Interest expense	5,359	1,732	9,048	2,348
Other expense (income), net	(3,236)	324	(2,937)	324

Earnings Before Income Taxes	50,352	56,199	104,333	112,652
Income taxes	16,000	18,100	34,600	37,300

Net Earnings	$34,352	$38,099	$69,733	$75,352

Net Earnings per Common Share
Basic	$0.57	$0.63	$1.16	$1.25
Diluted	$0.56	$0.61	$1.13	$1.22
Weighted Average Number of Shares
Basic	60,484	60,721	60,268	60,496
Diluted	61,803	62,070	61,571	61,715

Segment Information (Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 29, 2012	July 1, 2011	June 29, 2012	July 1, 2011
Net Sales
Industrial	$158,220	$129,304	$292,323	$252,134
Contractor	82,106	80,702	154,092	150,907
Lubrication	27,858	24,657	55,891	49,301

Total	$268,184	$234,663	$502,306	$452,342

Operating Earnings
Industrial	$43,171	$45,339	$91,484	$90,364
Contractor	17,965	16,424	30,504	27,539
Lubrication	5,543	4,045	11,632	9,272
Unallocated corporate (expense)	(14,204)	(7,553)	(23,176)	(11,851)

Total	$52,475	$58,255	$110,444	$115,324

All figures are subject to audit and adjustment at the end of the fiscal year.

The consolidated Balance Sheets, Consolidated Statements of Cash Flows and Management’s Discussion and Analysis are available in our Quarterly Report on Form 10-Q on our website at www.graco.com/ir.

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